EXHIBIT 7

MUTUAL SHAREHOLDER RELEASE

MUTUAL SHAREHOLDER RELEASE (this “Shareholder Release”), dated as of November 13, 2013, is entered into by and among Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”), Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Atrium 3111, Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”, each a “Seller”), W de Argentina - Inversiones S.L., a company duly organized and existing under the laws of the Kingdom of Spain with its registered office at Calle Emilio Calzadilla no. 5, 3° Piso, Santa Cruz de Tenerife, Spain (“Los W”), Los W S.A., a company duly organized and existing under the laws of Argentina, the guarantor company of Los W, with its registered offices at Avenida Madero 900, Buenos Aires, Argentina (“Los W Guarantor Company”); and Messrs. Daniel Werthein, Adrián Werthein, Gerardo Werthein and Darío Werthein (the “Los W Controlling Shareholders”, together with Los W and Los W Guarantor, the “Los W Parties”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of the date hereof, by and among the Sellers and Fintech Telecom, LLC, a limited liability company formed under the laws of Delaware (the “Purchaser”), the Sellers have agreed to sell to Purchaser the 142,903,150 common shares issued by Sofora and held by TI, the 156,094,210 common shares issued by Sofora and held by TII, the 2,351,752 American Depositary Shares representing Preferred B shares issued by Nortel Inversora S.A., a sociedad anónina duly organized  and existing under the laws of the Republic of Argentina, and held as of the date hereof by TAR and the 15,533,834 Class B shares issued by TEO and held as of the date hereof by Tierra Argéntea S.A, a company duly organized and existing under the laws of the Republic of Argentina  (as amended from time to time by the parties thereto, the “Stock Purchase Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Stock Purchase Agreement;

WHEREAS, the Purchaser has executed a “Deed of Adherence”, effective as of Closing, to that certain Amended and Restated Shareholders’ Agreement, dated as of August 5, 2010, by and among the Sellers and the Los W Parties, as amended on October 13, 2010 and March 9, 2011 (as amended, the “Shareholders’ Agreement”), the parties hereto desire that, effective as of Closing, the Sellers’ various rights and obligations under the Shareholders’ Agreement will terminate;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, (i) the Los W Parties have executed a waiver, dated as of November 13, 2013, to facilitate the consummation of the sale, including a waiver of their first refusal and tag along rights under the Shareholders’ Agreement and the bylaws of Sofora Telecomunicaciones S.A., a company duly organized and existing under the laws of the Republic of Argentina (“Sofora”) (the “Waiver”); and (ii) the Sellers and Los W Parties have entered into an agreement, dated as of the date hereof, with respect to a waiver by the Sellers and amendment of certain drag-along rights under the Shareholders’ Agreement in connection with the Sale (the“Drag Waiver MOU”);

WHEREAS, conditional on Closing, the Sellers and the Los W Parties each intend to release the other from all liability under, and waive any claims related to or arising out of, the Shareholders’ Agreement that might have accrued as of the Closing, except for any claim arising out of a party’s willful breach of its obligations under the Shareholders’ Agreement occurring between the date hereof and Closing; and

WHEREAS, Section 7.01(d) of the Stock Purchase Agreement contemplates that each of the Waiver, the Deed of Adherence and this Shareholder Release will be in full force and effect as of Closing as a condition to Closing.

NOW THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Termination of the Sellers’ Rights and Obligations under the Shareholders’ Agreement.  The parties to the Shareholders’ Agreement hereby agree that, effective as of the Closing and the effectiveness of the Deed of Adherence between the Purchaser and the Los W Parties, all of the Sellers’ rights, liabilities and obligations, and those of their respective Affiliates, under or relating to the Shareholders’ Agreement shall be terminated and shall have no further force or effect.

2.           Mutual Releases.  Each of the Los W Parties, on one hand, and the Sellers, on the other hand, for itself and its affiliates, successors, and assigns (collectively, the “Releasing Party”) hereby, conditional upon and effective as of the Closing, irrevocably and unconditionally, releases, acquits, forever discharges and covenants not to, and also to cause its affiliates not to, sue the other party, any of such other party’s successors and assigns, past and present employees, directors, officers, members and supervisory committee members, and any of such other party’s affiliates (other than any TEO Company), (collectively, the “Releasees” and each individually a “Releasee”), jointly and severally, from and with respect to any and all actions, causes of action, suits, liabilities, obligations, claims, and demands, of whatsoever kind and nature, character and description, whether in law or in equity, whether sounding in tort, contract or law, whether asserted or unasserted, whether known or unknown, of which the Releasing Party has or may have a claim, from the beginning of time, now, or in the future against any Releasee arising from any event, transaction, matter, circumstance or fact related to (i) their equity participation in Sofora, or in any other TEO Company; (ii) the management of Sofora or of any other TEO Company, and its, direct and indirect, subsidiaries; (iii) subject to Section 3 below,any breach of the Shareholders’ Agreement, the by-laws of Sofora or of any TEO Company, the Share Purchase Agreement between TII, the Los W Parties and WAI INVESTMENTS I LLC, dated August 5, 2010, or the Share Purchase Agreement between the Sellers and the Los W Parties, dated March 9, 2011, pursuant to which Share Purchase Agreements the Sellers acquired Sofora shares from the Los W Parties and/or (iv) the execution, delivery and performance by the Sellers or the Los W Parties, as applicable, of the Stock Purchase Agreement and all related documents, including the Waiver, the Seller Release, this Shareholder Release, the Deed of Adherence, and the other agreements entered into in connection therewith as of the date hereof; provided, however, that none of the abovementioned mutual releases shall apply to the extent set forth in Section 3.  For the avoidance of doubt, the Releasing Party intends its release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law with respect to the matters covered thereby (including, with respect to Los W Parties’ release of the Sellers, any claims or potential claims that the Los W Parties may have in connection with TAR’s Letter of Undertaking, dated March 29, 2012).  Notwithstanding the foregoing, nothing herein shall release any party from claims for enforcement of their contractual rights under the Waiver, the Deed of Adherence, the Drag Waiver MOU and this Shareholder Release.

3.           Limitation on Release. The mutual releases in Section 2 above shall not extend to any willful breach by any of Releasees of their respective obligations under the Shareholders’ Agreement and the “Compromiso” undertaken by TI, TII and Los W Parties and accepted by the of Argentine Comision Nacional de Defensa de la Competencia on October 4, 2010, that occurs between the date hereof and the Closing where the breaching Releasee has received written notice thereof (the “Breach Notice”) from the Releasing Party prior to the Closing and such willful breach has not been remedied by the applicable Releasee within fifteen (15) days of its receipt of the Breach Notice.

4.           Closing Deliverable.  Unless a Breach Notice has been delivered in accordance with Section 3 above and the applicable Releasee has failed to remedy the breach within the fifteen- (15-) day period, each of the Releasing Parties shall deliver a written acknowledgement to the Releasee at Closing that no willful breach by such Releasee exists that would have been excepted under Section 3 from the mutual release under Section 2 hereof.

5.           Governing Law.  This Shareholder Release, the legal relations between the parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Shareholder Release shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the

General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

6.           Arbitration.  Any dispute, claim or controversy arising from, relating to, or in connection with this Shareholder Release, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the parties. Each party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Shareholder Release. The arbitral tribunal shall consist of three arbitrators. Each party shall nominate one arbitrator, the party requesting arbitration concurrently with such request and the other party within fifteen (15) calendar days from receipt of the request for arbitration.  In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the ICC within this time period, upon request of either party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the ICC of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.  The place of arbitration shall be Paris, France.  The language of the arbitration shall be English.  No arbitrator shall be an employee, officer or director of either party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on the parties and their respective successors and assigns and the parties waive any form of challenge against it. The arbitral tribunal shall determine the proportions in which the parties shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages.  The parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The parties agree that either party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the parties hereby consent to the jurisdiction of any such court.  If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each party waives any rights they might possess to have those matters litigated in a court or jury trial.  Each party’s agreement to this arbitration is voluntary.  For the purposes of Sections 3 and 4, the Sellers, on one hand, and the Los W Parties on the other hand, shall each be considered as a single party, respectively.

7.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.           Successors and Assigns.  This Shareholder Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

9.           Amendment and Modification.  This Shareholder Release may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties expressly stating that such instrument is intended to amend, modify or supplement this Shareholder Release.

10.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed), sent by electronic mail with receipt requested or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to the Los W Parties:

W de Argentina – Inversiones S.L.
Av. Eduardo Madero 900, Piso 10,
C1106ACV-- Buenos Aires,
Argentina
Tel.: (54 11) 4316 9000
Fax:  (54 11) 4316 9079
Attn.: Gerardo Werthein
Cc.:  Eduardo Bauer
Email: ebauer@angelillo-bauer.com.ar

If to Sellers, to:

Telecom Italia
Antonino Cusimano
General Counsel
Corso d'Italia, 41 – 00198 Roma

Phone +39 06 3688 2720
Via Negri, 1 – 20123 Milano
Phone +39 02 8595 4040

Copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Joseph Rinaldi
Email: joseph.rinaldi@davispolk.com
Tel: 212 450 4805

11.           Severability.  Any term or provision of this Shareholder Release that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

12.           Headings.  The titles and headings to sections contained in this Shareholder Release are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Shareholder Release.

13.           [Reserved]

14.           Entire Agreement; Third Party Beneficiaries.  The Waiver, the Deed of Adherence, the Drag Waiver MOU and this Shareholder Release constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Other than as explicitly set forth herein, this Shareholder Release is not intended to confer any rights or remedies upon any Person other than the parties hereto.

15.           Equitable Relief.  It is hereby agreed and acknowledged by the parties that money damages may be an inadequate remedy for a failure to comply with any of the obligations imposed by this Shareholder Release and that, in the event of any such failure, an aggrieved party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Shareholder Release, none of the parties shall raise the defense that there is an adequate remedy at Law.

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IN WITNESS WHEREOF, this Shareholder Release has been duly executed and delivered by the undersigned to the Sellers and the Los W Parties as of the date first above written.

TELECOM ITALIA S.p.A.

By:	/s/ Piergiorgio Peluso
Piergiorgio Peluso
CFO

TELECOM ITALIA INTERNATIONAL N.V.

By:	/s/ Guglielmo Noya
Guglielmo Noya
Attorney in Fact

W DE ARGENTINA – INVERSIONES S.A. /s/ Gerardo Werthein By: Gerardo Werthein Title: Chairman	LOS W S.A. /s/ Daniel Werthein By: Daniel Werthein Title: Chairman
DARIO WERTHEIN /s/ Dario Werthein By: Dario Werthein	DANIEL WERTHEIN /s/ Daniel Werthein By: Daniel Werthein
ADRIAN WERTHEIN /s/ Adrian Werthein By: Adrian Werthein	GERARDO WERTHEIN /s/ Gerardo Werthein By: Gerardo Werthein